Exhibit 23.0


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of CUC International Inc. for the registration of $550,000,000 of 3% Convertible Subordinated Notes and 17,959,205 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 1996, with respect to the consolidated financial statements and schedule of CUC International Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 1996 and our report dated September 12, 1996 with respect to the consolidated financial statements of CUC International Inc. included in its Current Report (Form 8-K) dated July 24, 1996, filed with the Securities and Exchange Commission.




                                             ERNST & YOUNG LLP

     Stamford, Connecticut
     March 6, 1997